Exhibit 3.6

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

FREQUENCY ELECTRONICS, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called “Corporation”) is: FREQUENCY ELECTRONICS, INC.

2. The Certificate of Incorporation of the Corporation is hereby amended as follows: By deleting Article Fourth in its entirety and by substituting in lieu of said Article Fourth the following:

“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is twenty million six hundred thousand (20,600,000) shares. Of such shares, six hundred thousand (600,000) shall be Preferred Stock of the par value of one dollar ($1.00) and twenty million (20,000,000) shares shall be Common Stock of the par value of one dollar ($1.00).

The shares of Preferred Stock may be issued by the Directors of the Corporation from time to time, in series or otherwise, and shall have such designations, preferences, voting powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be stated or expressed in the resolution or resolutions providing for the issue of such shares as may, from time to time, be adopted by the Board of Directors, to whom authority so to fix and determine the same is hereby expressly granted.”

3. The Amendment of the Certificate of Incorporation of the Corporation, herein certified, was duly adopted, pursuant to the provisions of Section 242 General Corporation Law of the State of Delaware, by vote of a majority of the outstanding stock entitled to vote thereon.

4. The capital of the Corporation will not be reduced under or by reason of said amendment.

Executed at Mitchel Field, New York on October 25, 1989.

/s/ Martin B. Bloch
MARTIN B. BLOCH, President

ATTEST:

/s/ Harry Newman
HARRY NEWMAN, Secretary

STATE OF NEW YORK	)
) ss.:
COUNTY OF NASSAU	)

BE IT REMEMBERED that on October , 1989, before me a Notary Public duly authorized by law to take acknowledgement of deeds, personally came MARTIN B. BLOCH and HARRY NEWMAN, respectively, President and Secretary of FREQUENCY ELECTRONICS, INC. and personally known by me to be such, duly signed the foregoing instrument before me, and acknowledged that such signing is their act and deed and that such instrument as executed is the act and deed of said Corporation, and that the facts stated therein are true.

GIVEN under my hand on October 25, 1989.

/s/ Jeanne Lithgow
Notary Public